Exhibit (p)(2)
CALLAHAN FINANCIAL SERVICES, INC.
CODE OF ETHICS

Effective June 17, 1991
(as revised March 22, 1996, July 10, 2000 and January 10, 2005)
I. DEFINITIONS
A.	“Access Person” means any director, officer or employee of the Underwriter.

B.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined investment schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

C.	“Beneficial ownership” of a security shall be interpreted to include any security in which an Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest. The term “pecuniary interest” with respect to any security shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

D.	“Board of Trustees” means the board of trustees or directors, including a majority of the disinterested trustees/directors, of any Investment Company for which an Underwriter serves as a principal underwriter.

E.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). Section 2(a)(9) generally provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

F.	“Covered Security” means a security as defined in Section 2(a) (36) of the Investment Company Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is in one of the two highest rating categories of a nationally recognized statistical rating organization), including repurchase agreements; and (iii) shares of registered open-end investment companies.

G.	“Investment Company” means a company registered as such under the Investment Company Act, or any series thereof, for which the Underwriter is a principal underwriter.

H.	“Purchase or sale of Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security or any security that is exchangeable for or convertible into another security.

I.	“Review Officer” means the officer of the Underwriter designated from time to time by the Underwriter to receive and review reports of purchases and sales by Access Persons. The term “Alternative Review Officer” means the officer of the Underwriter designated from time to time by the Underwriter to receive and review reports of purchases and sales by the Review Officer, and who shall act in all respects in the manner prescribed herein for the Review Officer.

J.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

K.	A security is “held or to be acquired” if within the most recent 15 days it (i) is or has been held by an Investment Company, or (ii) is being or has been considered by an Investment Company for purchase, and (iii) includes any option to purchase or sell any security convertible into or exchangeable for a security described in (i) or (ii).

L.	“Underwriter” means Callahan Financial Services, Inc.
II. LEGAL REQUIREMENTS
     Section 17(j) of the Investment Company Act provides, among other things, that it is unlawful for any affiliated person of the Underwriter to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by an Investment Company in contravention of such rules and regulations as the Securities and Exchange Commission (the “Commission”) may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1 which provides, among other things, that it is unlawful for any affiliated person of the Underwriter in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by an Investment Company:
(1)	To employ any device, scheme or artifice to defraud such Investment Company;

(2)	To make any untrue statement of a material fact to such Investment Company or omit to state a material fact necessary in order to make the statements made to such Investment Company, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon any such Investment Company; or

(4)	To engage in any manipulative practice with respect to such Investment Company.
III. STATEMENT OF POLICY
     It is the policy of the Underwriter that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1. The fundamental position of the Underwriter is, and has been, that each Access Person shall place at all times the interests of each Investment Company and its shareholders first in conducting personal securities transactions. Accordingly, private securities transactions by Access Persons of the Underwriter must be conducted in a manner consistent with this Code and so as to avoid any actual or potential conflict of interest or any abuse of an Access Person’s position of trust and responsibility. Further, Access Persons should not take inappropriate advantage of their positions with, or relationship to, any Investment Company, the Underwriter or any affiliated company.
     Without limiting in any manner the fiduciary duty owed by Access Persons to the Investment Companies or the provisions of this Code, it should be noted that the Underwriter and the Investment Companies consider it proper that purchases and sales be made by Access Persons in the marketplace of securities owned by the Investment Companies; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved and with an investment, rather than a trading, outlook. Not only does this policy encourage investment freedom and result in investment experience, but it also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of the Investment Companies’ portfolios. It is also evidence of confidence in the investments made. In making personal investment decisions with respect to any security, however, extreme care must be exercised by Access Persons to ensure that the prohibitions of this Code are not violated. Further, personal investing by an Access Person should be conducted in such a manner so as to eliminate the possibility that the Access Person’s time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of an Investment Company’s portfolio. It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an Access Person of his or her fiduciary duty to any Investment Company.
IV. EXEMPTED TRANSACTIONS
     The Statement of Policy set forth above shall be deemed not to be violated by and the prohibitions of Section V of this Code shall not apply to:

A.	Purchases or sales of securities effected for, or held in, any account over which the Access Person has no direct or indirect influence or control;

B.	Purchases or sales of securities which are not eligible for purchase or sale by an Investment Company;

C.	Purchases or sales of securities which are non-volitional on the part of either the Access Person or an Investment Company;

D.	Purchases or sales of securities which are part of an Automatic Investment Plan provided that no adjustment is made by the Access Person to the rate at which securities are purchased or sold, as the case may be, under such a plan during any period in which the security is being considered for purchase or sale by an Investment Company;

E.	Purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

F.	Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer’s acquisition of all of the securities of the same class;

G.	Purchases or sales of publicly-traded shares of companies that have a market capitalization in excess of $10 billion; and

H.	Other purchases or sales which, due to factors determined by the Underwriter, only remotely potentially impact the interests of an Investment Company because the securities transaction involves a small number of shares of an issuer with a large market capitalization and high average daily trading volume or would otherwise be very unlikely to affect a highly institutional market.
V. PROHIBITED PURCHASES AND SALES
A.	While the scope of actions which may violate the Statement of Policy set forth above cannot be exactly defined, such actions would always include at least the following prohibited activities:
(1)	No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale the Covered Security:
(i)	is being considered for purchase or sale by an Investment Company; or

(ii)	is being purchased or sold by an Investment Company.
(2)	No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of an Investment Company) any information regarding securities transactions by an Investment Company or consideration by an Investment Company or the Underwriter of any such securities transaction.

(3)	No Access Person shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, an Investment Company or an issuer of any security owned by an Investment Company.

(4)	No Access Person shall enter an order for the purchase or sale of a Covered Security which an Investment Company is purchasing or selling or considering for purchase or sale until the later of (i) the day after the Investment Company’s transaction in that Covered Security is completed or (ii) after the Investment Company is no longer considering the security for purchase or sale, unless the Review Officer determines that it is clear that, in view of the nature of the Covered Security and the market for such Covered Security, the order of the Access Person will not adversely affect the price paid or received by the Investment Company. Any securities transactions by an Access Person in violation of this Subsection (4) must be unwound, if possible, and the profits, if any, will be subject to disgorgement based on the assessment of the appropriate remedy as determined by the Underwriter.

(5)	No Access Person shall, in the absence of prior approval by the Review Officer, sell any Covered Security that was purchased, or purchase a Covered Security that was sold, within the prior 30 calendar days (measured on a last-in first-out basis).

(6)	No Access Person shall accept any gift or personal benefit valued in excess of such de minimis amount established by the Underwriter from time to time in its discretion (currently this amount is $100 annually) from any single person or entity that does business with or on behalf of an Investment Company. Gifts of a de minimis value (currently these gifts are limited to gifts whose reasonable value is no more than $100 annually from any single person or entity), and customary business lunches, dinners and entertainment at which both the Access Person and the giver are present, and promotional items of de minimis value may be accepted. Any solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

VI. BROKERAGE ACCOUNTS
     Access Persons are required to direct their brokers to supply for the Review Officer on a timely basis duplicate copies of confirmations of all securities transactions in which the Access Person has a beneficial ownership interest and related periodic statements, whether or not one of the exemptions listed in Section IV applies. If an Access Person is unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to the Review Officer, he or she must immediately notify the Review Officer.
VII. REPORTING
A.	Every Access Person shall report to the Review Officer the information (1) described in Section VII-C of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in the Covered Security or (2) described in Sections VII-D or VII-E of this Code with respect to securities holdings beneficially owned by the Access Person.

B.	Notwithstanding Section VII-A(1) of this Code, an Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Review Officer in the time period required by Section VII-C and all of the information required by Section VII-C is contained in such confirmations or account statements. The quarterly transaction reports required under Section VII-A(1) shall be deemed made with respect to (1) any account where the Access Person has made provision for transmittal of all daily trading information regarding the account to be delivered to the designated Review Officer for his or her review or (2) any account maintained with the Underwriter or an affiliate.

C.	Quarterly Transaction and New Account Reports. Unless quarterly transaction reports are deemed to have been made under Section VII-B of this Code, every quarterly transaction report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:
(1)	The date of the transaction, the title, the interest rate and maturity date (if applicable), class and the number of shares, and the principal amount of each Covered Security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	The price of the Covered Security at which the transaction was effected;

(4)	The name of the broker, dealer or bank with or through whom the transaction was effected;

(5)	The date that the report was submitted by the Access Person; and

(6)	With respect to any account established by an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
(1)	The name of the broker, dealer or bank with whom the Access Person established the account;

(2)	The date the account was established; and

(3)	The date that the report was submitted by the Access Person.
D.	Initial Holdings Reports. No later than 10 days after becoming an Access Person, each Access Person must submit a report containing the following information (which information must be current as of a date no more than 45 days before becoming a Reporting Person):
(1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(3)	The date that the report is submitted by the Access Person.
E.	Annual Holdings Reports. Between January 1st and January 30th of each calendar year, every Access Person shall submit the following information (which information must be current as of a date no more than 45 days before the report is submitted):
(1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and

(3)	The date that the report is submitted by the Access Person.

F.	If no transactions in any securities required to be reported under Section VII-(A)(1) were effected during a quarterly period by an Access Person, such Access Person shall report to the Review Officer not later than 30 days after the end of such quarterly period stating that no reportable securities transactions were effected.

G.	These reporting requirements shall apply whether or not one of the exemptions listed in Section IV applies except that: (i) an Access Person shall not be required to make a report with respect to securities transactions effected for, and any Covered Securities held in, any account over which such Access Person does not have any direct or indirect influence or control; and (ii) an Access Person need not make a quarterly transaction report with respect to the transactions effected pursuant to an Automatic Investment Plan.

H.	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (i) he or she has or had any direct or indirect beneficial ownership in the Covered Security to which the report relates (a “Subject Security”) or (ii) he or she knew or should have known that the Subject Security was being purchased or sold, or considered for purchase or sale, by an Investment Company on the same day.

VIII.	APPROVAL OF CODE OF ETHICS AND AMENDMENTS TO THE CODE OF ETHICS
     The Board of Trustees of each Investment Company shall approve this Code of Ethics. Any material amendments to this Code of Ethics must be approved by the Board of Trustees of each Investment Company no later than six months after the adoption of the material change. Before their approval of this Code of Ethics and any material amendments hereto, the Underwriter shall provide a certification to the Board of Trustees of each such Investment Company that the Underwriter has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

IX.	ANNUAL CERTIFICATION OF COMPLIANCE
     Each Access Person shall certify to the Review Officer annually on the form annexed hereto as Form A that he or she (i) has read and understands this Code of Ethics and any procedures that are adopted by the Underwriter relating to this Code, and recognizes that he or she is subject thereto; (ii) has complied with the requirements of this Code of Ethics and such procedures; and (iii) has disclosed or reported all personal securities transactions and beneficial holdings in Covered Securities required to be disclosed or reported pursuant to the requirements of this Code of Ethics and any related procedures.

X.	CONFIDENTIALITY
     All reports of securities transactions, holding reports and any other information filed with the Underwriter pursuant to this Code shall be treated as confidential, except that reports of securities transactions and holdings reports hereunder will be made available to the Investment Companies and to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent the Underwriter considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

XI.	REVIEW OF REPORTS
A.	The Review Officer shall be responsible for the review of the quarterly transaction reports required under VII-C and VII-F, and the initial and annual holdings reports required under Sections VII-D and VII-E, respectively, of this Code of Ethics. In connection with the review of these reports, the Review Officer or the Alternative Review Officer shall take appropriate measures to determine whether each reporting person has complied with the provisions of this Code of Ethics and any related procedures adopted by the Underwriter.

B.	On an annual basis, the Review Officer shall prepare for the Board of Trustees of each Investment Company and the Board of Trustees of each Investment Company shall consider:
(1)	A report on the level of compliance during the previous year by all Access Persons with this Code and any related procedures adopted by the Underwriter, including without limitation the percentage of reports timely filed and the number and nature of all material violations and sanctions imposed in response to material violations. An Alternative Review Officer shall prepare reports with respect to compliance by the Review Officer;

(2)	A report identifying any recommended changes to existing restrictions or procedures based upon the Underwriter’s experience under this Code, evolving industry practices and developments in applicable laws or regulations; and

(3)	A report certifying to the Board of Trustees that the Underwriter has adopted procedures that are reasonably necessary to prevent Access Persons from violating this Code of Ethics.

XII.	SANCTIONS
     Upon discovering a violation of this Code, the Underwriter may impose such sanction(s) as it deems appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator and/or restitution to the affected Investment Company of an amount equal to the advantage that the offending person gained by reason of such violation. In addition, as part of any sanction, the Underwriter may require the Access Person or other individual involved to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. It is noted that violations of this Code may also result in criminal prosecution or civil action. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Investment Company with respect to whose securities the violation occurred.

XIII.	INTERPRETATION OF PROVISIONS
     The Underwriter may from time to time adopt such interpretations of this Code as it deems appropriate.

XIV.	IDENTIFICATION OF ACCESS PERSONS AND INVESTMENT PERSONNEL
     The Underwriter shall identify all persons who are considered to be Access Persons, and shall inform such persons of their respective duties and provide them with copies of this Code and any related procedures adopted by the Underwriter.

XV.	EXCEPTIONS TO THE CODE
     Although exceptions to the Code will rarely, if ever, be granted, the President of the Underwriter, after consultation with the Review Officer, may make exceptions on a case by case basis, from any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exception from the Code. All such exceptions must be received in writing by the person requesting the exception before becoming effective. The Review Officer shall report any exception to the Board of Trustees of the Investment Company with respect to which the exception applies at its next regularly scheduled Board meeting.

XVI.	RECORDS
     The Underwriter shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) and Rule 17j-1 under the Investment Company Act and shall be available for examination by representatives of the Commission.
A.	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved for a period of not less than five years in an easily accessible place;

B.	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

C.	A copy of each initial holdings report, annual holdings report and quarterly transaction report made by an Access Person pursuant to this Code (including any brokerage confirmation or account statements provided in lieu of the reports) shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

D.	A list of all persons who are, or within the past five years have been, required to make initial holdings, annual holdings or quarterly transaction reports pursuant to this Code shall be maintained in an easily accessible place;

E.	A list of all persons, currently or within the past five years who are or were responsible for reviewing initial holdings, annual holdings or quarterly transaction reports shall be maintained in an easily accessible place; and

F.	A copy of each report required by Section XI-B of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible plan.

XVII.	SUPPLEMENTAL COMPLIANCE AND REVIEW PROCEDURES
     The Underwriter may establish, in its discretion, supplemental compliance and review procedures (the “Procedures”) that are in addition to those set forth in this Code in order to provide additional assurance that the purposes of this Code are fulfilled and/or assist the Underwriter in the administration of this Code. The Procedures may be more, but shall not be less, restrictive than the provisions of this Code. The Procedures, and any amendments thereto, do not require the approval of the Board of Trustees of an Investment Company.